Exhibit 10.16

JELD-WEN, Inc.
440 South Church Street, Suite 400
Charlotte, NC
28202 USA

704 378-5700 Tel
866 255-7079 Toll Free
704 378-5739 Fax
www.jeld-wen.com

November 30, 2015

[Employee Name and Address]

Re: Management Transition Agreement

Dear                     :

In this Management Transition Agreement (the “Agreement”), JELD-WEN, inc. (“JELD-WEN” or the “Company”) agrees to provide you with certain benefits in the event your employment is terminated without Cause in the twenty-four (24) month period from December 1, 2015 to November 30, 2017. In providing these benefits (the “Transition Benefits”), our mutual goal is to retain you in your current position and to ensure your ongoing cooperation and assistance for at least twelve (12) months should your employment be terminated without Cause.

1. Current Position. You will continue in your current position, with the same duties and responsibilities as you now perform. In this position, your base annual salary will remain at least at its current level, unless increased by the Compensation Committee of the Board of Directors (the “Committee”). You will continue to participate in the annual Management Incentive Plan (“MIP”) as approved by the Committee with an annual bonus target of not less than the bonus target assigned to you under the 2015 MIP. Actual bonus awards to you will be as determined and approved annually by the Committee and the CEO pursuant to the terms of the MIP in effect for that calendar year.

2. Notice & Transition Planning. In the event your employment is terminated without Cause in the twenty-four (24) month period commencing on December 1, 2015, you will be provided a minimum of two (2) weeks advance written notice before the effective date of your termination (the “Notice Period”). During the Notice Period, we will discuss and agree upon a transition plan to ensure that your departure does not disrupt ongoing operations and the implementation of our strategic growth plans.

3. Separation Benefits.

a) Transition Period. For the twelve (12) month period commencing immediately upon the conclusion of the Notice Period (the “Transition Period”), you will continue to assist with an orderly transition of your responsibilities on an “as requested” basis. Specific duties assigned to you during the Transition Period will be identified and agreed upon during the Notice Period. The Company will reimburse you for all reasonable expenses that you may incur in connection with such activities during the Transition Period.

b) Transition Benefits. Effective on the first day of the Transition Period, your employment will terminate and you will be eligible for Transition Benefits as provided in sub-paragraphs i-vi, immediately below. These Transition Benefits are provided in lieu of any severance or separation benefits for which you may be eligible under Company policy or the Management Employment Agreement between you and the Company dated                      (the “MEA”). The MEA shall remain in effect until you become eligible for and validly accept the Transition Benefits provided herein. Acceptance of these Transition Benefits requires execution of a binding release of claims as outlined in the attached Exhibit A (the “Release”) following the Notice Period.

i. Salary Continuation. If you choose to accept the Transition Benefits by executing the Release and do not exercise your right to revoke the Release, you will receive salary continuation for the full twelve (12) months of the Transition Period based on your current annual salary or the higher annual salary in the effect on the date of your termination. Payments will be made according to the Company’s normal payroll schedule, provided, that, such payment shall commence on the Company’s first normal payroll cycle following the execution and delivery of a Release that has become irrevocable on or before the end of the sixty (60) day period commencing on the first day of the Transition Period, and provided, further, that if the sixty (60) day period referred to in the previous sentence spans two calendar years, payment of the salary continuation shall commence to be paid on the first payroll date in the second year.

ii. Management Incentive Plan. Currently, you are a participant in the MIP. In the event your employment is terminated without Cause and you are eligible for and accept the Transition Benefits available under this Agreement, you will continue to participate in the MIP that is in effect on the date of your termination for the remainder of that calendar year and will receive a cash bonus based on the level of performance achieved under the MIP as certified by the Committee, but such bonus shall be no less than the Target award for which you are eligible under the MIP in that calendar year. This bonus will be paid at the time bonus payments are made to other MIP participants.

In the calendar year following your termination, you will be eligible for a pro-rata bonus at the Target level based on 1) your base salary and Target bonus percentage (%) on the date of your termination divided by 2) the number of days in the calendar year from January 1 through the end of the Transition Period divided by 365. This pro-rata bonus will be paid in a single payment within 30 days of the conclusion of the Transition Period.

iii. Health Benefits. If you elect to continue participation in any of the Company’s health plans (including medical, dental and vision coverage) through COBRA and have completed all necessary paperwork to make a COBRA election, the Company will reimburse you for a portion of the costs of continuing health coverage through COBRA for a period of 18 months or until you obtain replacement or alternative health insurance coverage, whichever is earlier. The amount of the reimbursement will be set so that the net cost of this coverage to you will be the same as for active employees electing the same coverage. You agree to inform the Company in writing within thirty days of your obtaining replacement health insurance coverage.

iv. Equity Awards. As an executive of the Company, you have been granted stock options and Restricted Stock Units (“RSUs”) under the provisions of the JELD-WEN Holding, inc. Amended and Restated Stock Incentive Plan (the “Plan”). These grants are subject to the terms and conditions of the applicable Stock Option Agreement and Restricted Stock Unit Award Agreement (collectively the “Equity Agreements”). In consideration of the services provided by you to the Company during the Transition Period, we have agreed that you will be designated a Key Non-Employee of the Company as defined in the Plan throughout the Transition Period. At the conclusion of the Transition Period you shall cease to be a Key Non-Employee.

A. Stock Options. As a Key Non-Employee of the Company, stock options granted to you pursuant to the Equity Agreements will continue to vest and be available for exercise as if you remained an active employee of the Company through the conclusion of the Transition Period. All stock options that are not vested at the conclusion of the Transition Period shall be forfeited and all vested options may be exercised by you until the earlier of date that is ninety (90) days after the conclusion of the Transition Period and the Expiration Date as stated in the applicable Equity Agreement, following which the option shall, if not exercised, terminate.

B. Restricted Stock Units. As a Key Non-Employee of the Company, all RSUs granted to you will continue to vest throughout the Transition Period in accordance with the vesting schedule in the applicable RSU Award Agreement. On the last day of the Transition Period, all outstanding but unvested RSUs granted to you shall vest unless the Transition Period was terminated for Cause earlier than twelve months following the termination of your employment. In the event the Transition Period is terminated for Cause by the Company, all unvested RSUs shall be forfeited.

v. Vacation/PTO. Any accrued but unused vacation/PTO benefits due to you as of the date the Transition Period begins will be paid to you, less applicable taxes, within 30 days. No additional vacation/PTO will accrue during the Transition Period.

vi. Communications Equipment. The Company agrees that you will retain possession of your current cell phone, laptop and iPad during the Transition Period to facilitate performance of duties assigned to you. The Company will continue to pay expenses associated with this equipment and will provide replacement devices if needed.

4. Confidentiality of this Agreement. The parties mutually agree to hold the existence and terms of this Agreement in strictest confidence and agree not to disclose them to any other person, except: (a) as necessary to enforce or implement the Agreement’s terms; (b) as required by law or a court order; or (c) to your spouse, attorney, accountant, auditor, tax professional, or financial adviser, provided that any person within the categories (a) through (c) above and to whom this Agreement is disclosed is expressly advised that this Agreement and its terms are strictly confidential and agrees in writing to comply with the confidentiality obligations of this paragraph. In response to any inquiries by third parties about the existence or terms of this Agreement, you agree to respond only that you and the Company mutually agreed upon a separation of employment, and that you cannot discuss the matter further. Under no circumstances are you permitted to disclose either the fact or amount of any consideration that may be paid to you by the Company as a result of this Agreement. You acknowledge and agree that the aforementioned confidentiality obligations are material to this Agreement and not mere recitals, are perpetual, and will not expire after any length of time. Except as provided in categories (a) and (b) above, disclosure of this Agreement by the Company shall be limited to members of the senior management and only as necessary to effect or facilitate an orderly management transition. Anytime after this Agreement is filed with the Securities and Exchange Commission or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

5. No Obligation to Mitigate. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the date of termination.

6. Termination of Agreement and Obligations to Pay Transition Benefits.

a) This Agreement shall terminate on November 30, 2017 unless, on that date, you remain eligible for payment of Transition Benefits in which case this Agreement will remain in effect until the date such payments cease. Notwithstanding the foregoing, this Agreement and any obligation by the Company to pay Transition Benefits shall end upon the occurrence of any of the following:

i. Mutual agreement between you and the Company;

ii. Your death or Disability;

iii. Voluntary resignation by you;

iv. Termination of your employment for Cause; or

v. Termination of the Transition Period for Cause.

In the event the Company believes Cause exists to terminate your employment or payment of Transition Benefits, you will be provided written notice outlining the factual basis for this decision and will have seven (7) days to provide a written response. The Committee shall then determine if Cause exists. The determination of the Committee shall be final and binding upon you and the Company.

b) Certain Defined Terms. Capitalized terms used herein not defined elsewhere shall have the following meaning for the purpose of this Agreement.

i. “Cause” shall be defined to include (notwithstanding any different definition of “cause” in any employment or other agreement between you and the Company): (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an affiliate, your perpetration or attempted perpetration of fraud, your participation in a fraud or attempted fraud, on the Company or an affiliate or your unauthorized appropriation of, or your attempt to misappropriate, any tangible or intangible assets or property of the Company or an affiliate; (ii) your commission of a felony or any other crime in the course of or relating to your employment with the Company or an affiliate; or (iii) any violation of any restriction imposed by law or by the Company or an affiliate on the disclosure or use of confidential information of the Company or an affiliate, client, customer, prospect, or merger or acquisition target, or on competition with the Company or an affiliate or any of its businesses as then conducted. The determination of the Committee as to the existence of Cause shall be conclusive and binding upon you and the Company.

ii. “Disability” shall mean you become entitled to and have begun to receive long-term disability benefits under the long-term disability plan of the Company, or, your inability, due to physical or mental illness, to perform the essential functions of your, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

7. Confidential and Proprietary Information. You acknowledge that you have a fiduciary duty as an employee and officer of the Company to keep confidential all proprietary and/or confidential information obtained by you during the course of your employment (including, but not limited to, the covenants set forth in the Management Employment Agreement that you previously entered into with the Company, e.g., the section addressing Confidentiality and Trade Secrets), and that you have continuing obligations to the Company to do so. You hereby acknowledge and expressly reaffirm these obligations in exchange for the consideration provided to you under this Agreement.

8. Intellectual Property. You acknowledge that all intellectual property related in any way to the business of the Company (including without limitation any invention, design, technique, patent, or the like) conceived or created by you during your employment with the Company is the property of the Company. You also acknowledge that you have an obligation to cooperate with the Company in disclosing such intellectual property to the Company, and in assigning such intellectual property to the Company, including signing any necessary documents. You hereby acknowledge and expressly reaffirm these obligations, and further agree to cooperate with the Company after your employment ends by disclosing and confirming the Company’s ownership in any such intellectual property conceived or created during your employment with the Company (including without limitation signing necessary documents at the Company’s request), in exchange for the consideration provided to you under this Agreement.

9. Non-Competition/Non-Solicitation. In addition to the restrictions set forth above, you acknowledge that the Company has invested substantial time, effort and expense in compiling confidential, trade secret information and assembling its present personnel. You further acknowledge that the unauthorized disclosure or release of such information in any form would irreparably harm the Company. To protect the confidentiality of the Company’s proprietary trade secret information, and for good and valuable consideration, including but not limited to your employment or continued employment, receipt of which is hereby acknowledged, and the payments and benefits provided under Section 3(b) of this Agreement to which you may become entitled, you agree that during your employment by the Company and for a period of eighteen (18) months following the date of termination of your employment, you will not accept employment, either as an employee, or as a consultant, contractor, or employee of a contractor or consultant, with any Company, government, or other entity that manufactures or sells windows, doors, doorskins, or component parts of windows or doors. Such companies include, but are not limited to: Masonite, Steve’s, Lynden Door, Fudun, Metropol, Hume, Huibarg, Andersen, Pella, FBHS, Marvin, Masco, Ply-Gem and Associated Materials.

In addition, for a period of two (2) years following your employment, you agree not to approach, counsel or attempt to induce any person who is then in the employ of the Company (or its affiliates) to leave his or her employ; or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company (or its affiliates). For the same two year period, you will also not aid, assist, advise, or counsel any other person, firm, entity, or corporation to do any of the above.

10. Compliance with Code Section 409A. It is intended that all terms and payments under this Agreement comply with (or be exempt from) and be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so as not to subject you to payment of interest or any additional tax under Section 409A of the Code (“Section 409A”). Accordingly, notwithstanding any other provision of this Agreement:

a) All terms of the Agreement that are undefined or ambiguous shall be interpreted in a manner that is consistent with Section 409A if necessary to comply with or be exempt from Section 409A. For example, no payment may be made due to a termination of employment unless the termination of employment satisfies the requirements of a “separation from service” under Section 409A and related regulations. If payment or provision of any amount or benefit under this Agreement at the time specified would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The parties agree, to the extent reasonably possible, to amend this Agreement in order to comply with Section 409A and avoid the imposition of any interest or additional tax under Section 409A; provided, however, that neither party shall be required to amend this Agreement if such amendment would change the total amount payable by the Company pursuant to this Agreement. The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

b) To the extent that (A) the you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, (B) any amounts payable under this Agreement represent amounts that are subject to Section 409A, and (C) such amounts are payable on your

“separation from service,” within the meaning of Section 409A, then such amounts will not be payable to you before the date that is six months and one day after your separation from service. Payments under this section to which you would otherwise be entitled during the six-month suspension period following your separation from service will be accumulated and paid on the first day permitted under this section.

c) All reimbursements under this Agreement will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred or paid. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d) The Company makes no representation or warranty to you with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall not have any liability to you for any interest, additional tax, or other adverse consequence arising under Section 409A with respect to this Agreement.

11. Tax Consequences. No representations are made by the Company as to the tax consequences of the payments described in this Agreement. You are advised to consult a tax professional of your choice if you have any questions regarding the tax consequences of this Agreement. All amounts paid to you under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law.

12. Applicable Law and Dispute Resolution. This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of North Carolina. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in the State of North Carolina in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by you and the Company. The costs of mediation and arbitration shall be borne equally by you and the Company.

[signature page follows]

November 30, 2015

Sincerely,

Kirk Hachigian
Executive Chairman

I have read and understand the foregoing Agreement and, by signing below, I knowingly and voluntarily enter in to this Agreement.

Accepted: , 20

JELD-WEN. inc. 440 South Church Street, Suite 400
Charlotte, NC
28202 USA

704 378 5700 Tel
866 255-7079 Toll Free
704 378-5739 Fax
www.jeld-wen.com

Exhibit A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

1. In consideration for the Transition Benefits to be paid under the Management Transition Agreement dated as of                      (the “Agreement”) by and between                      (“Executive”) and JELD-WEN, inc. (“JELD-WEN” or the “Company”), which includes significant consideration which Executive would not otherwise be entitled to receive, Executive agrees to fully release the Company, its parent and related corporations, affiliates and joint ventures, partnerships, predecessor and successor organizations and all current and former partners, members, officers, directors, employees, agents, insurers, shareholders, representatives and assigns from any and all liability, damages or causes of action, direct or indirect, known or unknown, from all claims relating in any way to his employment with the Company or the termination of that employment. This Release includes, but is not limited to, any claims for additional compensation, benefits or wages in any form, damages, reemployment or reinstatement. This Release also includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including ERISA, 29 USC § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 198l-88, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 1 1246, and all other laws and contract, tort or other common or statutory law theories and all labor, employment or wage laws of any state, including but not limited to Executive’s state of residence and any state where Executive performed work for the Company. Notwithstanding anything contained in this paragraph, this Release does not and is not intended to release or waive any claim for vested benefits under the Company’s retirement plan and actions instituted by Executive to enforce benefits and rights arising from this Agreement, or the right of the Executive to receive COBRA continuation coverage in accordance with applicable law.

To the extent applicable, Executive hereby waives all statutory rights that (a) require or might be deemed to require an express waiver as to such claims, and (b) Executive does not know about or suspect to exist in Executive’s favor at the time of executing this Agreement, and which, if known by Executive, would have materially affected Executive’s consideration of this Agreement. Claims that may arise after execution of this Agreement by both parties are not waived.

2. Time for Consideration of Offer and Agreement. Executive acknowledges that this offer provides Executive with a period of at least forty-five (45) days from the date of receipt for Executive’s consideration of the offer (the “consideration period”). In the event Executive has not executed this Agreement by the expiration of the consideration period, the offer shall expire in its entirety. Executive may execute this Agreement at any time during this consideration period.

This Agreement shall be effective on the date it is signed. However, Executive shall have a period of seven (7) days from Executive’s execution of this Agreement during which Executive may revoke this Agreement. Notice of revocation, if any, shall be made in writing addressed to Executive Vice President, Human Resources, and shall be delivered by mail, facsimile or courier service in a manner calculated to be received prior to expiration of the revocation period. In the event Executive does not exercise Executive’s right to revoke this Agreement, this Agreement shall remain in effect and shall become effective and irrevocable on the date immediately following expiration of the seven (7) day revocation period.

3. Severability. If any term, clause or portion of this Agreement shall, for any reason, be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Agreement shall not be affected by such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by Executive on this the     th day of             , 20

Executive

Witness

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